LEASE ACQUISITION AGREEMENT

This Lease Acquisition Agreement (this “Agreement”), dated as of January 31, 2011, is among Americana Exploration LLC, a Delaware limited liability company (“Seller”), whose address is P.O. Box, 420, Havre, Montana 59501, American Eagle Energy Inc., a Nevada corporation, whose address is 27 North 27th Street, Suite 21G, Billings, Montana  59101 (“AEE”), and Big Sky Operating LLC, a Montana limited liability company (“BSO and together with AEE, collectively “Buyer”), whose address is 100 North 27th Street, Suite 25, Billings, Montana  59103.  Seller and Buyer are sometimes referred to herein as a “Party” or the “Parties.”

RECITALS

A.           Seller desires to sell and convey the Assets (as defined below), which constitute substantially all of Seller’s oil and gas properties.

B.           Seller and Synergy Resources LLC (“Synergy”) are party to that certain Letter Agreement regarding the Purchase Offer, Toole County, Montana, dated December 10, 2010, setting forth certain terms and conditions pursuant to which Seller proposes to sell certain of its rights and interests in, to and under the leasehold estates created by the oil and gas leases described in Exhibit A hereto (the “Letter of Intent”).

C.           Synergy has assigned to AEE all of its right, title and interest in and to the Letter of Intent, including the $40,000.00 deposit (the “Deposit”) delivered by Synergy in connection therewith.

D.           As contemplated by the Letter of Intent, Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller all of Seller’s right, title and working interest in and to the Assets (as defined below), which shall not include the Reserved Override or the Existing Overrides (each as defined below).

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1           Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire from Seller and Seller agrees to sell and convey to Buyer, all of Seller’s right, title and working interest in and to the following (the “Assets”), allocated as to an undivided 50% to AEE and as to an undivided 50% to BSO, for the consideration specified in Article 2.

1.2           Assets.  “Assets” shall mean all of Seller’s right, title and working interest in and to the following:

(a)           The leasehold estates created by the oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover and relate to the lands described in Exhibit A (the “Lands”);

(b)           The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby related to the Lands and the Leases (insofar as they cover the Lands) and all other such agreements relating to the production of oil, gas and related hydrocarbons, if any, attributable to said properties and interests, including those set forth in Schedule 1;

(c)           All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the Lands and the Leases (insofar as they cover the Lands), including those set forth in Schedule 1; and

(d)           Copies of all files, records and data relating to the properties and interests described above (the “Records”);

provided, however, Seller shall reserve and except to itself, and the Assets shall not include the overriding royalty interest reserved and excepted to Seller in the Assignment (the “Reserved Override”).  For the avoidance of doubt, the Assets shall not include any overriding royalty interests previously reserved by Seller in accordance with any agreement set forth in Schedule 1 hereto (the “Existing Overrides”).

ARTICLE 2
PURCHASE PRICE

2.1           Purchase Price.  The purchase price for the Assets shall be $2,027,000.00 (the “Purchase Price”), which represents a purchase price of: (a) $18.00 per Net Acre (the “A Per Acre Price”) for the approximately 24,000  aggregate Net Acres covered by the Block A Leases as set forth in Part 1 of Exhibit A (the “ Block A-1 Leases”); (b) $75.00 per Net Acre (the “B Per Acre Price”) for the approximately 12,000  aggregate Net Acres covered by the Block B Leases as set forth in Part 1 of Exhibit A (the “Block B-1 Leases”); and (c) $50.00 per Net Acre (the “C Per Acre Price” and together with the A Per Acre Price and B Per Acre Price, each a “Per Acre Price”) for the approximately 13,900 aggregate Net Acres covered by the Block C Leases as set forth in Part 1 of Exhibit A (the “Block C-1 Leases” and together with the Block A-1 Leases and the Block B-1 Leases, the “Part 1 Leases”).  Each of AEE and BSO shall be responsible for 50% of the Purchase Price.

“Net Acre” shall mean (i) Seller’s undivided working interest in the leasehold estate created by the applicable Lease multiplied by (ii) the number of acres covered by the Lease multiplied by (ii) the lessor’s percentage interest in the oil and gas mineral fee estate in the land covered by the Lease.  “Allocated Value” with respect to a Lease shall mean an amount equal to the applicable Per Acre Price multiplied by the number of Net Acres set forth in Exhibit A for such Lease.

2.2           Effective Time.  The effective time of the transfer of the Assets for the purpose of allocating revenues and expenses shall be 7:00 a.m. Mountain Time, February 28, 2011 (the “Effective Time”).

2.3           Deposit.  Contemporaneous with the execution of the Letter of Intent, Synergy delivered to Seller the Deposit; Synergy’s rights to which have been assigned to Buyer.

2.4           Adjustments to Purchase Price.  At Closing, the Purchase Price shall be adjusted according to this Section 2.4 without duplication as follows:

(a)           Downward Adjustments: adjusted downward for Defect Values in accordance with Section 4.6, and the Allocated Value of each Lease excluded pursuant to Section 4.7;

(b)           Upward Adjustments:

(i)           adjusted upward by any Part 1 Lease rental, Part 1 Lease renewal payment, other maintenance costs, and any other associated charges attributable to the Part 1 Leases paid by Seller that are attributable to the period after the Effective Time (rentals for the period in which the Effective Time occurs shall be pro-rated as of the Effective Time and it is agreed that the payments made under a paid up oil and gas lease shall be considered a bonus payment and not an advanced rental payment);

(ii)           adjusted upward by an amount equal to the Per Acre Price multiplied by the number of Net Acres covered by the Part 1 Leases in excess of the aggregate number of Net Acres set forth in Part 1 of Exhibit A if prior to Closing Seller can demonstrate to Buyer’s reasonable satisfaction that the Net Acres covered by the Leases exceeds the aggregate number of Net Acres set forth in Part 1 of Exhibit A;

All such adjustments to the Purchase Price shall be set forth on a “Preliminary Settlement Statement” which Buyer shall prepare and provide to Seller at least ten (10) Business Days before Closing.  “Business Day” shall mean any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve to be closed.  The Preliminary Settlement Statement shall be approved by Buyer and Seller on or before Closing.  The Purchase Price as so adjusted, less the Deposit (which shall be retained by Seller at Closing), shall be paid at Closing and is referred to herein as the “Closing Amount.”  After Closing, final adjustments to the Purchase Price shall only be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 11.1.

2.5           Part 2 Leases.  The Parties acknowledge and agree that with respect to those Leases set forth in Part 2 of Exhibit A (the “Part 2 Leases”), which Part 2 Leases have less than one (1) year remaining in their primary term and are not held by production, (i) such Part 2 Leases constitute a part of the Assets and will be conveyed by Seller to Buyer at the Closing, (ii) the Net Acres for such Part 2 Leases have not been included the determination of the Purchase Price as provided in Section 2.1, (iii)  there will be no upward or downward adjustments to the Purchase Price for increases or decreases of the Net Acres covered by such Part 2 Leases, and (iv) Buyer shall not be able to claim any Title Defect affecting title to such Part 2 Leases and thus Seller’s title to such Part 2 Leases shall be deemed to be Defensible Title.

ARTICLE 3
BUYER’S INSPECTION

3.1           Access to Records.  Until Closing, Seller will make available to Buyer and its representatives at Seller’s office during Seller’s normal business hours, the Records in Seller’s possession or control relating to the Assets for the purpose of permitting Buyer to perform its due diligence review.  Buyer acknowledges that Seller has, prior to the date hereof, provided Buyer with confidential paper and electronic lease and title information.

3.2           No Representation or Warranty.  Except as set forth in Section 5.10, Seller makes no representation or warranty as to the accuracy or completeness of the Records.  Buyer agrees that any conclusions drawn from such Records shall be the result of its own independent review and judgment.

ARTICLE 4
TITLE MATTERS

4.1           Defensible Title.  The term “Defensible Title” with respect to a Part 1 Lease means such title of Seller in and to the Part 1 Leases that, subject to and except for Permitted Encumbrances:  (i) results in Seller owning that number of Net Acres with respect to such Part 1 Lease equal to the number of Net Acres for such Part 1 Lease set forth in Exhibit A, (ii) entitles Seller to not less than an 82.5% (41.25% for Block B-1 Leases) net revenue interest in the Part 1 Lease (“NRI”); and (iii) is free and clear of liens, security interests, encumbrances, claims, lis pendens, and any other defects that would create an impairment of use and enjoyment of, or loss of interest in, the affected Part 1 Lease.

4.2           Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

(a)           lessors’ royalties, overriding royalties, including the Reserved Override, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI, on a Lease-by-Lease basis, below 82.5% (41.25% for Block B-1 Leases).

(b)           all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Lease if the same are customarily sought after Closing;

(c)           rights of reassignment contained in any agreement providing for reassignment upon the surrender or expiration of any Leases;

(d)           easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Leases or any restriction on access thereto that do not materially interfere with the operation of the affected Lease;

(e)           the terms and conditions of the Leases;

(f)           liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(g)           rights reserved to or vested in any federal, state, local, or tribal governmental body, authority or agency to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the Assets; and

(h)           certain burdens affecting two separate and distinct Part 1 Leases in Section 21, Township 35 North, Range 1 East, M.P.M., which do not reduce Seller’s interest in such Part 1 Leases below a 75% NRI, and the details of which shall be set out to Buyer prior to Closing.

4.3           Title Defect. The term “Title Defect” means with respect to a Part 1 Lease any lien, encumbrance, adverse claim, default, expiration, failure, defect in or objection to real property title, other than Permitted Encumbrances, that alone or in combination with other defects renders Seller’s title to the Part 1 Lease less than Defensible Title.

4.4           Defect Value.  “Defect Value” means the following:

(a)           If the Title Defect is a lien or encumbrance on the Asset, the Defect Value shall be the cost of removing such lien or encumbrance, not to exceed the Allocated Value of the affected Lease.

(b)           If the Title Defect is an actual reduction in NRI below 82.5% (41.25% for Block B-1 Leases), the Defect Value shall be the Allocated Value for the affected Lease, proportionately reduced by the ratio of the actual NRI to 82.5% (41.25% for Block B-1 Leases) (e.g., if the actual NRI is 77.5%; then the Defect Value would be 5/82.5 of the Allocated Value).

(c)           If the Title Defect is that the actual Net Acres covered by the Lease is less than the number of Net Acres set forth in Exhibit A for such Lease, the Defect Value shall be an amount equal to such difference in Net Acres multiplied by the appropriate Per Acre Price.

4.5           Notice of Title Defects.

(a)           On or before twenty (20) days after the date on which the Parties have executed this Agreement (the “Defect Notice Date”), Buyer shall deliver to Seller a written notice of Title Defects describing in reasonable detail (i) the Title Defect, (ii) the basis of the Title Defect and (iii) Buyer’s good faith estimate of the reduction in the Lease’s Allocated Value caused by the Title Defect (a “Notice of Title Defect”).  Buyer shall make all reasonable efforts to examine all pertinent documents before claiming a Title Defect.  The failure of Buyer to timely notify Seller of a Title Defect on the Defect Notice Date shall be deemed a waiver by Buyer of such Title Defect.

(b)           Within ten (10) Business Days after receipt of the Notice of Title Defect, with respect to each Title Defect included in such Notice of Title Defect, Seller shall notify Buyer whether: (i) Seller elects to attempt to cure such Title Defect, or (ii) Seller elects not to attempt to cure such Title Defect.

4.6           Defect Adjustments.  If the Assets are affected by Title Defects (excluding any Leases excluded pursuant to Section 4.7), the Purchase Price will be reduced under Section 2.4 by the amount of the Defect Values unless with respect to a Title Defect Buyer agrees to waive the Title Defect.

4.7           Unresolved Title Disputes. If, by the Closing Date, the Parties have not resolved any dispute regarding (i) the existence and scope of a Title Defect or (ii) the amount of the Defect Value, and Seller has not elected to attempt to cure such Title Defect, then the affected Lease(s) shall be retained by Seller and excluded from the Assets to be assigned to Buyer at the Closing and the Purchase Price shall be reduced by an amount equal to the appropriate Per Acre Price multiplied by the number of Net Acres for such excluded Lease(s) set forth on Exhibit A.

4.8           Cure of Title Defects.  If Seller elects to attempt to cure such Title Defect, Seller will have until 60 days after Closing (the “Title Curative Date”) within which it shall use its best efforts to cure such Title Defect to the satisfaction of the Buyer.  Seller may cure a Title Defect by obtaining, at its cost, a substitute oil and gas lease covering the same Lands as the Lease containing such Title Defect; provided that such replacement Lease must be on the same terms and conditions as the Lease which it replaces, or be on terms and conditions otherwise satisfactory to Buyer (a “Replacement Lease”).  If a Replacement Lease is obtained it shall become a Lease for all purposes under this Agreement.  If a Title Defect affecting an Asset identified in the Notice of Title Defects is not cured to the satisfaction of Buyer on or before the Title Curative Date, Buyer shall reassign such Asset to Seller, effective as of the Effective Time, free and clear of all liens, burdens and encumbrances arising by, through or under Buyer and Buyer shall account to Seller for the net proceeds received by Buyer with respect to such Asset.  If a Title Defect affecting an Asset identified in the Notice of Title Defects is cured to the satisfaction of Buyer on or before the Title Curative Date, the Defect Value related to such Title Defect shall be an upward adjustment to the Purchase Price on the Final Settlement Statement.

4.9           Consents.  Seller shall use its reasonable commercial efforts to obtain all required consents relating to a transfer of its interest in the Assets known to Seller prior to Closing.  If Buyer discovers other Assets that are subject to a consent to transfer requirement, Buyer shall notify Seller immediately and Seller shall use its reasonable commercial efforts to obtain such consents prior to Closing.  Except for consents that are customarily obtained subsequent to assignment, if a necessary consent to assign any Asset has not been obtained as of the Closing, then (i) the Asset for which such consent has not been obtained shall be included with the Assets transferred at the Closing, and the Purchase Price for that Asset shall be reduced by an amount equal the appropriate Per Acre Price multiplied by the number of Net Acres for such Asset, (ii) Seller shall use its reasonable commercial efforts to obtain such consent as promptly as possible following Closing, and (iii) if such consent has not been obtained within 60 days after Closing, the Allocated Value of that portion of the Assets shall be a downward adjustment to the Purchase Price on the Final Settlement Statement and Buyer shall reassign such Asset to Seller, effective as of the Effective Time, free and clear of all liens, burdens and encumbrances arising by, through or under Buyer and Buyer shall account to Seller for the net proceeds received by Buyer with respect to such Asset.

ARTICLE 5
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the date of the Agreement and again as of the Closing Date:

5.1           Status. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2           Power. Seller has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

5.3           Authorization and Enforceability.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.4           No Liens.  Except for the Permitted Encumbrances, the Assets will be conveyed to Buyer at Closing free and clear of all liens and encumbrances (provided that failure to make a delay rental or similar payment to extend a Lease shall not constitute a breach of this Section 5.4).

5.5           Environmental. To Seller’s knowledge, there is no existing environmental contamination of the surface or subsurface of the Lands or the surface water or groundwater or soil.

5.6           Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

5.7           No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, threatened against Seller.

5.8           Litigation.  There are no actions or suits pending against Seller with respect to the Assets and there is no proceeding, claim or investigation pending or threatened with respect to the Assets.

5.9           Lease Status/Rentals.  Seller has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding.  Seller has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured. The Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Assets, and all bonus, rentals, royalties and other payments under the Leases that have become due and payable have been properly and timely paid.

5.10           Accuracy of the Records.  Seller makes no representations regarding the accuracy or completeness of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Leases, (ii) Seller has made, or prior to Closing will make, all Records in its possession available to Buyer, (iii) Seller has not intentionally withheld any of the Records from Buyer and (iv) Seller has no knowledge that, or reason to know that, the Records are incomplete or inaccurate.

5.11           Compliance With Laws.  Seller has not received written notice from any governmental agency or other person that Seller’s ownership or operation of the Assets is in violation of any applicable federal, state, tribal or local laws, ordinances, rules, regulations, orders and codes, including those relating to the environment.  Seller and the Assets are in compliance in all material respects with all such laws, ordinances, rules, regulations, orders and codes.

5.12           Substantially All of Seller’s Assets.  The Assets constitute substantially all of Seller’s oil and gas assets.

5.13           Wells.  To the best knowledge of Seller, the Wells set forth in Schedule 2 (the “Existing Wells”) are the only wells located on the Lands that have not been plugged and abandoned as of the Effective Time.

5.14           Well Status.  To the best knowledge of Seller, there are no wells located on the Assets that Seller is obligated by law or contract to currently plug and abandon.

5.15           Agreements. (a) To the best knowledge of Seller, Schedule 1 contains a complete and accurate list of all contracts and agreements affecting the Assets (“Agreements”); (b) Seller is not in breach of any Agreement and, to the knowledge of Seller, no other person is in breach of any Agreement; and (c) no event has occurred and no circumstance exists that would, in any material respect, contravene, conflict with, or result in a violation or breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Agreement.

5.16           Targe Participation Agreement.   Neither Targe, nor any of its successors or assigns, has exercised the “Block B Option” or the “Block C Option” set forth in Article 6 of the Targe Participation Agreement (the “Options”), and all options to purchase under the Options have expired.

ARTICLE 6
BUYER’S REPRESENTATIONS AND WARRANTIES

AEE and BSO each with respect to itself severally and not jointly make the following representations and warranties as of the Closing Date:

6.1           Organization and Standing.  (a) AEE represents that it is a corporation duly organized, validly existing and in good standing under the laws of Nevada and is duly qualified to carry on its business in the State where the Leases are located; and (b) BSO represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of Montana and is duly qualified to carry on its business in the State where the Leases are located.

6.2           Power.  Buyer has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

6.3           Authorization and Enforceability.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4           Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.5           Buyer’s Evaluation.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Buyer has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Assets and the value thereof.

6.6           Qualified to Hold Leases.  Buyer is eligible under all applicable laws and regulations to own the Assets.

6.7           No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by, or threatened against Buyer.

6.8           Litigation.  There are no actions or suits pending against Buyer that impedes or are likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.9           Consents.  There are no consents or approvals (except for those corporate or limited liability company consents that have been obtained or will be obtained prior to Closing) that are required in connection with Buyer’s execution and delivery of this Agreement.

ARTICLE 7
COVENANTS AND AGREEMENTS

7.1           Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer that, from the date of execution hereof until the Closing Date, without Buyer’s prior written approval, Seller shall not (i) commit to drill any wells on the Lands or conduct any oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith, (ii) abandon any part of the Assets (except the abandonment of Leases upon the expiration of their respective primary terms); (iii) sell, transfer, assign, convey or otherwise dispose of any of the Assets, or any interest therein; (iv) enter into any farmout agreement, farmin agreement or any other contract affecting the Assets; (v) modify or terminate any Lease; (vi) create any lien, security interest or encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof; (vii) propose or authorize any expenditure under any authorization for expenditure or otherwise; or (viii) conduct any oil and gas exploration, development or production operations on the Leases, or any lands pooled or unitized therewith.

7.2           Access to Seismic.  Commencing on the Closing Date and ending on the second anniversary of the Effective Time, Seller shall provide Buyer access to all of Seller’s seismic, geophysical, geological and other data and all analyses, interpretations, compilations and evaluations thereof relating to the Assets (the “Seismic Data”).  Seller will make the Seismic Data available to Buyer and its representatives at Seller’s office during Seller’s normal business hours.

ARTICLE 8
CONDITIONS PRECEDENT TO CLOSING

8.1           Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver, which shall be in writing, at or prior to the Closing of the following conditions precedent:

(a)           All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects; and

(b)           (i) No litigation, suit or claim shall have been threatened or commenced that, if successful, would restrain or prohibit the purchase and sale contemplated by this Agreement; and (ii) no order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing.

8.2           Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver, which shall be in writing, at or prior to Closing of the following conditions precedent:

(a)           All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects; and

(b)           (i) No litigation, suit or claim shall have been threatened or commenced that, if successful, would restrain or prohibit the purchase and sale contemplated by this Agreement; and (ii) no order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing.

ARTICLE 9
RIGHT OF TERMINATION

9.1           Termination. This Agreement may be terminated in accordance with the following provisions:

(a)           by Seller if the conditions set forth in Section 8.1 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of Closing; or

(b)           by Buyer if the conditions set forth in Section 8.2 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of Closing.

9.2           Liabilities Upon Termination.

(a)           Buyer’s Default.  If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Seller is not in material default under this Agreement and is ready, willing and able to Close, Seller shall retain the Deposit (and all accrued interest thereon) as liquidated damages and Seller shall retain any legal or equitable remedies for Buyer’s breach of this Agreement including specific performance.  Buyer’s failure to close shall not be considered wrongful if Buyer’s conditions under Section 8.2 are not satisfied through no fault of Buyer and are not waived by Buyer.

(b)           Seller’s Default.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, Buyer shall retain any legal or equitable remedies for Seller’s breach of this Agreement including specific performance.  Seller’s failure to close shall not be considered wrongful if Seller’s conditions under Section 8.1 are not satisfied through no fault of Seller and are not waived by Seller.

(c)           Other Termination.  If Seller and Buyer agree to terminate this Agreement, each Party shall release the other Party from any and all liability for termination of this Agreement, and Seller shall retain the Deposit.

ARTICLE 10
CLOSING

10.1           Closing.  The “Closing” of the transaction contemplated hereby shall be held at AEE’s offices in Billings, Montana on February 28, 2011, or such other date and location as the Parties may agree.  The date the Closing actually occurs is referred to herein as the “Closing Date.”

10.2           Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Assignment and Conveyance. Seller and Buyer shall execute, acknowledge and deliver to Buyer an Assignment and Conveyance of the Assets, except for any Leases which shall not be conveyed at Closing pursuant to Section 4.7, and reserving the Reserved Override, substantially in the form of Exhibit B.

(b)           Preliminary Settlement Statement.  Seller and Buyer shall execute the Preliminary Settlement Statement.

(c)           Purchase Price.  Each of AEE and BSO shall deliver to Seller 50% of the Closing Amount by wire transfer in immediately available funds, according to the wire instructions provided by Seller, and Seller shall retain the Deposit.

(d)           Non-Foreign Status.  Buyer shall prepare and Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code of 1986, as amended.

(e)           Area of Mutual Interest Agreement.  Seller and Buyer shall execute, acknowledge and deliver an Area of Mutual Interest Agreement substantially in the form of Exhibit C.

ARTICLE 11
POST-CLOSING OBLIGATIONS

11.1           Post-Closing Adjustments.  On or before [70 days] after the Closing Date (the “Final Settlement Date”), Buyer shall prepare and deliver to Seller a final settlement statement (the “Final Settlement Statement”) setting forth upward adjustments to the Purchase Price pursuant to Section 4.8 and downward adjustments to the Purchase Price pursuant to Section 4.9 and showing the calculation of such adjustment and the resulting Purchase Price as finally adjusted (the “Final Purchase Price”).  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any such payment by Buyer or Seller shall be by wire transfer in immediately available funds within five (5) Business Days after the Final Settlement Date.  No further adjustments to the Purchase Price shall be made.

11.2           Records.  Seller has made copies of the Records available to Buyer and will continue to make the Records available to Buyer for copying until ten (10) Business Days after the Closing Date.  Seller may retain copies of the Records.

11.3           Transfer Taxes and Recording Fees.  Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Leases and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments.

11.4           Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder.

ARTICLE 12
ASSUMPTION AND RETENTION OF OBLIGATIONS AND
INDEMNIFICATION; DISCLAIMERS

12.1           Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets (including those arising under environmental laws, and including any related to the Existing Wells) that are attributable to periods on or after the Effective Time (the “Assumed Liabilities”).

12.2           Seller’s Retention of Liabilities and Obligations.  Upon Closing Seller shall retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets (including those arising under environmental laws and those related to the Existing Wells) other than the Assumed Liabilities (the “Retained Liabilities”).

12.3           Indemnification.

(a)           Losses.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified party indemnifying a third party, except to the extent the indemnified party suffers such damages to a third party (other than as a result of the indemnified party’s indemnification of such third party).

(b)           Seller’s Indemnification of Buyer.  Upon Closing, Seller shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities, and (ii) any breach by Seller of this Agreement.

(c)           Buyer’s Indemnification of Seller.  Upon Closing, each of AEE and BSO severally and not jointly assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, and (ii) any breach by Buyer of this Agreement.

12.4           No Insurance; Subrogation.  The indemnifications provided in this Article 12 shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

12.5           Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 13
MISCELLANEOUS

13.1           Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

13.2           Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses, including engineering, land, title, legal and accounting fees, costs and expenses.

13.3           Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by nationally recognized commercial overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

If to Seller:

Americana Exploration LLC
P.O. Box 420
Havre, Montana 59501
Attn:	John Brown
Telephone:	(406) 265-7100; (406) 262-7471
Facsimile:	(406) 265-7173

If to Buyer:

c/o American Eagle Energy, Inc.
27 North 27th Street, Suite 21G
Billings, Montana 59101
Attn:	Richard Findley
Telephone:	(406) 794-8767
Facsimile:	(406) 294-9764

A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day).  Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

13.4           Special Power of Attorney.  By signing this Agreement, BSO hereby irrevocably designates and appoints AEE its true and lawful agent and attorney-in-fact and proxy with full power and authority to act for and represent it in all matters concerning this Agreement.  BSO on its own behalf and on behalf of its successors and assigns hereby allows, ratifies, adopts and confirms whatsoever AEE shall do or cause to be done pursuant to this special power of attorney.  Seller shall have no obligation to determine the authority of AEE to act on behalf of BSO.  Seller is authorized and directed to treat and regard AEE as the party to act on behalf of each such entity under this Agreement and shall be fully protected in relying on any notices, consents, certificates, affidavits, letters, facsimiles, electronic communications, statements, papers or documents from AEE on behalf of such entities and on any other action taken by AEE on behalf of such entities.  All notices and other communications delivered to AEE in accordance with this Agreement shall be deemed delivered to BSO.

13.5           Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by all Parties.

13.6           Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

13.7           Counterparts/Fax Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Fax or .pdf signatures shall be considered binding.

13.8           References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

13.9           Governing Law.  This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Montana, without regard to its conflicts of laws rules.

13.10           Dispute Resolution.  Any unresolved controversy or claim arising from or relating to this Agreement shall be resolved by arbitration pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”) and all such proceedings shall be subject to the Federal Arbitration Act.  There shall be three arbitrators.  The arbitrators shall have been actively engaged in the practice of corporate and business law for at least ten (10) years, and shall proceed under any expedited procedures of the Commercial Arbitration Rules.  The arbitrators shall have the authority to award (i) money damages, (ii) attorneys’ fees, costs and expert witness fees to the prevailing party, and (iii) sanctions for abuse or frustration of the arbitration process.  The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne equally by the parties involved in the arbitration.   Prior to filing for arbitration, Each Party shall notify in writing  the other Parties of their intention to file for arbitration. Each Party shall designate an arbitrator within 30 days of receiving notification of the filing with the AAA of a demand in writing for arbitration.  The two arbitrators so designated shall elect a third arbitrator.  If either Party fails to designate an arbitrator within the time specified or if the Parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA.  The arbitration proceedings shall be conducted in Billings, Montana and the arbitrators shall apply the substantive laws of the State of Montana, without regard to the conflict of laws thereof that would require the application of the laws of another jurisdiction.  Discovery in the arbitration proceeding shall be limited to that determined by the arbitrators, or a majority of them, to be essential to the presentation of the claims and defenses of the Parties.  The award shall be rendered by majority decision of the arbitrators, no later than 180 days after the appointment of the third arbitrator.  The arbitrators shall have no authority to award consequential or punitive damages.  The award shall be a reasoned award, setting out in writing the arbitrators’ findings of fact and conclusions of law.  Any arbitration award rendered pursuant to this Agreement shall be final and binding on the Parties, provided that the award shall be subject to vacatur or modification on the grounds provided in the Federal Arbitration Act, and further provided that errors of law committed by the arbitrators in the award shall be subject to review and appeal by way of a motion to vacate or modify the award filed with a district court of competent jurisdiction located in Montana and by way of an appeal of the district court’s ruling on the claimed errors of law to the appropriate court of appeals.  Review by the district court and appellate court of claimed errors of law committed by the arbitrators in the award shall be de novo.  Judgment upon the award may be entered by any court having jurisdiction over the Parties located in Montana.

13.11           Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

13.12           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

13.13           Survival.  The representations, warranties, indemnities and covenants contained in this Agreement shall survive Closing indefinitely.

13.14           No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

13.15           Waiver.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

13.16           Limitation on Damages.  The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages resulting from any breach of this Agreement.

13.17           Assignments. Prior to Closing, no Party shall assign any or all of its rights under this Agreement without the prior written consent of the other Parties.  After Closing, any Party assigning its interest shall provide written notice of such assignment to the other Parties.

13.18           Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

13.19           Confidentiality.  The Parties agree that the provisions of this Agreement shall be kept confidential and except as and to the extent required by law, neither Buyer nor Seller will make, directly or indirectly, any public announcement or statement with respect to a transaction between the Parties or any of the terms, conditions, or other aspects of this Agreement or the transaction contemplated thereby, without the prior written consent of the other, which consent shall not be unreasonably withheld. To the extent any Party is required by law to disclose any information regarding this Agreement, such Party shall inform the other Party in advance of all such disclosures by the disclosing Party.

13.20           References, Titles and Construction.  All references in this Agreement to Exhibits, Schedules, Sections, and other subdivisions refer to the Exhibits, Schedules, Sections, and other subdivisions of this Agreement unless expressly provided otherwise.  Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this Subsection” and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs.  The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.”  Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.  Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.  In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.

[SIGNATURES ON NEXT PAGE]

The Parties have executed this Agreement effective as of the date first set forth above.

SELLER:

AMERICANA EXPLORATION LLC
By:	/s/ John O. Brown
Name:	John O. Brown
Title:	Manager

BUYER:

AMERICAN EAGLE ENERGY INC.
By:	/s/ Thomas G. Lantz
Name:	Thomas G. Lantz
Title:	Vice President of Operations

BIG SKY OPERATING LLC

By:	/s/ Charles D. Robinson
Name:	Charles D. Robinson
Title:	Member

[SIGNATURE PAGE TO LEASE ACQUISITION AGREEMENT]

SCHEDULE  1

AGREEMENTS

S-1-1

SCHEDULE  2

WELLS

S-2-1

EXHIBIT “A”

LEASES AND LANDS

A-1

EXHIBIT ”B”

ASSIGNMENT AND CONVEYANCE

This Assignment and Conveyance (this “Assignment”) dated as of [February 28, 2011], is among Americana Exploration LLC, a Delaware limited liability company (“Assignor”), whose address is P.O. Box 420, Havre, Montana 59501, American Eagle Energy Inc., a Nevada corporation, whose address is 27 North 27th Street, Suite 21G, Billings, Montana  59101  (“AEE”), and Big Sky Operating LLC, a Montana limited liability company (“BSO and together with AEE, collectively “Assignees”), whose address is 100 North 27th Street, Suite 25, Billings, Montana  59103.

For Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Assignor does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver to Assignees all of Assignor’s right, title and working interest in and to the following (collectively, the “Assets”), allocated as to an undivided 50% to AEE and as to an undivided 50% to BSO:

(A)           The leasehold estates created by the oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover and relate to the lands described in Exhibit A (the “Lands”);

(B)           The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby related to the Lands and the Leases (insofar as they cover the Lands) and all other such agreements relating to the production of oil, gas and related hydrocarbons, if any, attributable to said properties and interests, including those set forth in Schedule 1;

(C)           All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the Lands and the Leases (insofar as they cover the Lands), including those set forth in Schedule 1; and

(D)           Copies of all files, records and data relating to the properties and interests described above (the “Records”).

Assignor reserves and excepts from the provisions of this Assignment an overriding royalty interest (the “Reserved Override”) in all oil, gas and related hydrocarbons produced, saved and sold from the Lands under and pursuant to the Leases subject to the following terms and provisions:

(a)  The amount of the Reserved Override shall be as follows  (i) with respect to those Leases identified on Exhibit A as Block A Leases, the Reserved Override shall be in an amount equal to the difference between 17.5% and the Existing Burdens with respect to all oil, gas and related hydrocarbons produced saved and sold from all depths under and pursuant to such Leases, and if the Existing Burdens equal or exceed 17.5%, such Reserved Override shall be zero and Assignee shall not have to account to Assignor for such excess, and (ii) with respect to those Leases identified on Exhibit A as Block B Leases or Block C Leases, the Reserved Override shall be in an amount equal to (a) five percent (5%) with respect to oil, gas and related hydrocarbons produced saved and sold from the depths between the top of the Nisku Formation and the top of the Precambrian Formation under and pursuant to such Leases, and (b) the difference between 17.5% and Existing Burdens with respect to oil, gas and related hydrocarbons produced, saved and sold from all other depths under and pursuant to such Leases, and if the Existing Burdens equal or exceed 17.5%, such Reserved Override shall be zero and Assignee shall not have to account to Assignor for such excess.  “Existing Burdens” means all existing and valid non-cost bearing burdens in effect as of the Effective Time affecting the Leases including the landowner’s or lessor’s royalty, overriding royalties, net profits interests, production payments, and any other charges or existing non-cost bearing burdens of a similar nature applicable thereto, but excluding the Reserved Override.

(b)  The Reserved Override shall automatically burden, attach and be applied to and payable out of and from and encumber any new lease or any extension, renewal or replacement of any Lease covering the Lands (collectively, a “New Lease or Extension”) or any portion thereof that is obtained directly or indirectly by Assignee, or its successors and assigns on or before six (6) months after the release or other termination of such Lease; provided:  (i) with respect to any New Lease or Extension covering Lands covered by Leases identified on Exhibit A as Block A Leases, the Reserved Override shall be in an amount equal to 2.5% of all oil, gas and related hydrocarbons produced saved and sold from all depths under and pursuant to such New Lease or Extension insofar as it covers such Lands, and (ii) with respect to any New Lease or Extension covering Lands covered by Leases identified on Exhibit A as Block B Leases or Block C Leases, the Reserved Override shall be in an amount equal to (a) 5% of all oil, gas and related hydrocarbons produced saved and sold from the depths between the top of the Nisku Formation and the top of the Precambrian Formation under and pursuant to such New Lease or Extension insofar as it covers such Lands, and (b) 2.5% of all oil, gas and related hydrocarbons produced, saved and sold from all other depths under and pursuant to such New Lease or Extension insofar as it covers such Lands.

(c)  If the interest of Assignor in the leasehold estate created by any Lease is less than the entire leasehold estate in any tract (or formation or zone) of Land covered by said Lease, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest of Assignor in that leasehold estate bears to the entire leasehold estate.  If any Lease does not cover the entire oil and gas mineral fee estate in and under any tract (or formation or zone) of Land that it purports to cover, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest in the oil and gas mineral fee estate therein covered by said Lease bears to the entire and undivided oil and gas mineral fee estate therein.

(d)  One half of the Reserved Override shall burden and be payable out of the 50% of the Assets assigned herein to AEE, and one half of the Reserved Override shall burden and be payable out of the 50% of the Assets assigned herein to BSO.

(e)  The Reserved Override shall be treated, computed, calculated and paid or delivered to Assignor in a same manner and under the same terms and conditions as the royalties reserved to the lessors under the Leases.

(f) Assignees shall have the right and power at any time and from time to time to pool or unitize the Leases and the Lands, or any portion thereof, with other leases and land into voluntary units or into units established by any governmental authority having jurisdiction; and, if the Leases or the Lands, or any portion thereof, are so pooled or unitized, then the Reserved Override insofar as it relates to said Leases and said Lands shall be reduced in the proportion that the acreage burdened by said Reserved Override bears to the total acreage included within the pooled or unitized area.

TO HAVE AND TO HOLD the Assets unto Assignees, and their respective successors and assigns, forever.

Assignor represents that it holds good and defensible title, free and clear of all defects, claims and burdens, to the entire leasehold estates created by the Block A Leases and Block C Leases insofar as they cover the Lands attributed thereto, and as set forth on Exhibit A, and an undivided 50% of the leasehold estates created by the Block B Leases insofar as they cover the Lands attributed thereto, and as set forth on Exhibit A.

This Assignment binds and inures to the benefit of Assignor and Assignees and their respective successors and assigns.

This Assignment may be executed in several counterparts and all of such counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

This Assignment has been executed by the parties hereto effective as of [February 28, 2011].

ASSIGNOR:

AMERICANA EXPLORATION LLC
By:
Name:
Title:

ASSIGNEES:

AMERICAN EAGLE ENERGY INC.
By:
Name:
Title:

BIG SKY OPERATING LLC

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of February, 2011, by ____________________ as ____________________ of Americana Exploration LLC, a Delaware limited liability company.

Witness my hand and official seal.

My commission expires:
Notary Public
Address:

(Seal, if any)

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of February, 2011, by ____________________ as ____________________ of American Eagle Energy Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires:
Notary Public
Address:

(Seal, if any)

STATE OF	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of February, 2011, by ____________________ as ____________________ of Big Sky Operating LLC, a Montana limited liability company.

Witness my hand and official seal.

My commission expires:
Notary Public
Address:

(Seal, if any)

EXHIBIT “C”

FORM OF AREA OF MUTUAL INTEREST AGREEMENT

C-1